Exhibit 99.1

Civista Bancshares, Inc. Announces Third Quarter 2020 Earnings

Sandusky, Ohio, October 23, 2020 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $7.7 million, or $0.48 per diluted share, for the third quarter of 2020, compared with $7.5 million, or $0.46 per diluted share, for the prior year period. For the nine-month period ended September 30, 2020, Civista reported net income available to common shareholders of $22.0 million or $1.36 per diluted share, compared to $25.5 million or $1.54 per diluted share, in the same period of 2019.

“As we navigate through 2020, I am reminded of what differentiates us as a community bank. The great people that we have working at Civista and the quality customers that choose to work with us. We couldn’t have one without the other. Our people have accomplished a lot during 2020 and we still have one more quarter to go. To report earnings per share for the third quarter of 2020 which exceeds 2019 is a great feat. The challenges for 2020 include a global pandemic that has had far reaching impacts on our economy. We continue to weather the storm despite these challenges and I am extremely pleased with our third quarter earnings.” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

For the three-month period ended September 30, 2020 and 2019

Net interest income increased $1.6 million, or 7.8%, for the third quarter of 2020 compared to the same period of 2019, primarily due to the accretion of $1.2 million of Paycheck Protection Program (“PPP”) fees.

Net interest margin decreased 68 basis points to 3.44% for the third quarter of 2020, compared to 4.12% for the same period a year ago.

Interest income increased $535 thousand, or 2.2%, for the third quarter of 2020. Average yields decreased 100 basis points which resulted in a $4.3 million decrease in interest income. Average earning assets increased $596.1 million, which resulted in a $4.9 million increase in interest income. PPP loans accounted for $259 million of the increase in average earning assets at a yield of 2.90%. Removing the impact of PPP loans, the yield on earning assets would have been 43 basis points higher. Accretion income associated with purchased loan portfolios totaled $554 thousand for the third quarter of 2020.

Interest expense decreased $1.1 million, or 29.2%, for the third quarter of 2020. The average rate paid on interest-bearing liabilities decreased 45 basis points, while average interest-bearing liabilities increased $378.4 million.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended September 30,
	2020			2019
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans **	$2,040,492	$21,638	4.22%	$1,626,010	$20,776	5.07%
Taxable securities	183,196	1,325	3.01%	198,994	1,712	3.50%
Non-taxable securities	205,398	1,536	4.14%	180,531	1,449	4.33%
Interest-bearing deposits in other banks	188,798	59	0.12%	16,245	86	2.10%

Total interest-earning assets	$2,617,884	24,558	3.83%	$2,021,780	24,023	4.83%

Noninterest-earning assets:
Cash and due from financial institutions	29,647			29,745
Premises and equipment, net	23,214			21,790
Accrued interest receivable	10,109			6,926
Intangible assets	84,906			85,617
Bank owned life insurance	45,574			44,579
Other assets	42,916			25,432
Less allowance for loan losses	(21,214)			(13,920)

Total Assets	$2,833,036			$2,221,949

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,108,512	$389	0.14%	$871,673	$730	0.33%
Time	292,806	1,242	1.69%	267,959	1,369	2.03%
FHLB	125,000	452	1.44%	201,977	1,152	2.26%
Other borrowings	184,238	269	0.58%	—	—	0.00%
Subordinated debentures	29,427	194	2.62%	29,427	350	4.72%
Repurchase agreements	24,300	6	0.10%	14,831	4	0.11%

Total interest-bearing liabilities	$1,764,283	2,552	0.58%	$1,385,867	3,605	1.03%

Noninterest-bearing deposits	683,473			482,895
Other liabilities	46,002			27,084
Shareholders’ equity	339,278			326,103

Total Liabilities and Shareholders’ Equity	$2,833,036			$2,221,949

Net interest income and interest rate spread		$22,006	3.25%		$20,418	3.80%

Net interest margin			3.44%			4.12%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $411 thousand and $389 thousand for the periods ended September 30, 2020 and 2019, respectively.

** -	Average balance includes nonaccrual loans

For the nine-month period ended September 30, 2020 and 2019

Net interest income increased $2.3 million, or 3.6%, compared to the same period in 2019.

Interest income increased $611 thousand, or 0.8%, for the first nine months of 2020. The increase in interest income was primarily due to an increase in average earning assets of $451.2 million, partially offset by a decrease in yield of 87 basis points. During the nine-month period, the Bank had average PPP Loans totaling $149.5 million with an average yield of 3.14%, including amortization of fees. Removing the impact of PPP loans yields would have been 27 basis points higher.

Interest expense decreased $1.7 million, or 17.7%, for the first nine months of 2020 compared to the same period of 2019. Average interest-bearing liabilities increased $264.3 million, resulting in a $448 thousand increase in interest expense. Average rates decreased 30 basis points, resulting in a $2.2 million decrease in interest expense.

Despite an increase in net interest income, the net interest margin decreased 65 basis points to 3.70% for the first nine months of 2020, compared to 4.35% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Nine Months Ended September 30,
	2020			2019
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans**	$1,913,514	$64,924	4.53%	$1,591,477	$63,395	5.33%
Taxable securities	185,577	4,100	3.07%	203,165	5,155	3.44%
Non-taxable securities	201,303	4,589	4.18%	169,802	4,208	4.40%
Interest-bearing deposits in other banks	159,539	531	0.44%	44,287	775	2.34%

Total interest-earning assets	$2,459,933	74,144	4.13%	$2,008,731	73,533	5.00%

Noninterest-earning assets:
Cash and due from financial institutions	94,083			53,517
Premises and equipment, net	22,830			21,844
Accrued interest receivable	8,729			6,929
Intangible assets	84,965			85,863
Bank owned life insurance	45,332			44,186
Other assets	37,802			22,607
Less allowance for loan losses	(17,759)			(13,896)

Total Assets	$2,735,915			$2,229,781

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,010,719	$1,433	0.19%	$862,098	$2,159	0.33%
Time	287,740	3,985	1.85%	269,874	3,807	1.89%
FHLB	135,888	1,480	1.46%	146,222	2,581	2.36%
Other borrowings	103,133	275	0.36%	—	—	0.00%
Federal funds purchased	385	1	0.35%	—	—	0.00%
Subordinated debentures	29,427	757	3.44%	29,427	1,094	4.97%
Repurchase agreements	23,141	17	0.10%	18,463	14	0.10%

Total interest-bearing liabilities	$1,590,433	7,948	0.67%	$1,326,084	9,655	0.97%

Noninterest-bearing deposits	757,696			567,365
Other liabilities	53,633			21,843
Shareholders’ equity	334,153			314,489

Total Liabilities and Shareholders’ Equity	$2,735,915			$2,229,781

Net interest income and interest rate spread		$66,196	3.46%		$63,878	4.03%

Net interest margin			3.70%			4.35%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.2 million and $1.1 million for the periods ended September 30, 2020 and 2019, respectively.

** -	Average balance includes nonaccrual loans

Provision for loan losses was $2.3 million for the third quarter of 2020 and $7.9 million for the nine months ended September 30, 2020. Provision for loan losses was $150 thousand for both the third quarter and nine months ended September 30, 2019. The increase in provision is due to an increase in the bank’s qualitative factors related to the economic shutdown that is driven by COVID-19 and the ongoing payment deferrals on loans modified under the CARES Act. Economic impacts include the loss of revenue experienced by our business clients, disruption of supply chains, additional employee costs for businesses due to the pandemic, higher unemployment rates throughout our footprint and a large number of customers requesting payment relief.

For the third quarter of 2020, noninterest income totaled $6.8 million, an increase of $1.4 million, or 25.0%, compared to the prior year’s third quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended September 30,
	2020	2019	$ change	% change
Service charges	$1,414	$1,726	$(312)	-18.1%
Net gain on sale of securities	92	3	89	N/M
Net loss on equity securities	20	112	(92)	-82.1%
Net gain on sale of loans	2,413	815	1,598	196.1%
ATM/Interchange fees	1,183	1,014	169	16.7%
Wealth management fees	1,006	975	31	3.2%
Bank owned life insurance	243	254	(11)	-4.3%
Swap fees	158	199	(41)	-20.6%
Other	257	331	(74)	-22.4%

Total noninterest income	$6,786	$5,429	$1,357	25.0%

N/M - not meaningful

Service charge income decreased primarily due a $332.7 thousand decrease in overdraft fees due to the COVID-19 pandemic.

Net gain on sale of loans increased due to an increase in the volume of loans sold of $48.1 million. During the third quarter of 2019 loans sold totaled $36.0 million compared to $84.1 million in the third quarter of 2020. The premium on sold loans also increased by 63 basis points in the third quarter this year compared to last year.

ATM/Interchange fees increased as a result of increased volume of transactions.

For the nine months ended September 30, 2020, noninterest income increased $3.7 million, or 22.0%, compared to the same period in the prior year.

Noninterest income
(unaudited - dollars in thousands)	Nine months ended September 30,
	2020	2019	$ change	% change
Service charges	$3,812	$4,733	$(921)	-19.5%
Net gain on sale of securities	92	17	75	441.2%
Net loss on equity securities	(126)	81	(207)	-255.6%
Net gain on sale of loans	5,501	1,701	3,800	223.4%
ATM/Interchange fees	3,226	2,871	355	12.4%
Wealth management fees	2,916	2,733	183	6.7%
Bank owned life insurance	733	753	(20)	-2.7%
Tax refund processing fees	2,375	2,750	(375)	-13.6%
Swap fees	1,260	287	973	339.0%
Other	727	890	(163)	-18.3%

Total noninterest income	$20,516	$16,816	$3,700	22.0%

Service charge income decreased primarily due a $780.2 thousand decrease in overdraft fees and $93 thousand in waived service charges, both related to the COVID-19 pandemic.

During the nine-months ended September 30, 2020 Civista sold $211.1 million of mortgage loans, an increase of $130.6 million from the same period in 2019. The premium on sold loans also increased by 50 basis points during the nine months this year compared to last year. These two factors contributed to the increase in net gain on sale of loans.

ATM/Interchange fees increased as a result of increased transaction volume.

Swap fees increased as a result of the declining interest rate environment and more customers looking to lock in lower fixed rate loans. During 2020, new swaps totaled $92.4 million in loans to provide low fixed rate loans for customers and variable rate loans for Civista.

Tax refund processing fees decreased due to a decline in volume processed.

For the third quarter of 2020, noninterest expense totaled $17.7 million, an increase of $1.0 million, or 6.0%, compared to the prior year’s third quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended September 30,
	2020	2019	$ change	% change
Compensation expense	$10,595	$9,707	$888	9.1%
Net occupancy and equipment	1,504	1,463	41	2.8%
Contracted data processing	415	435	(20)	-4.6%
Taxes and assessments	715	498	217	43.6%
Professional services	669	756	(87)	-11.5%
Amortization of intangible assets	227	235	(8)	-3.4%
ATM/Interchange expense	538	514	24	4.7%
Marketing	361	404	(43)	-10.6%
Software maintenance expense	506	396	110	27.8%
Other	2,197	2,323	(126)	-5.4%

Total noninterest expense	$17,727	$16,731	$996	6.0%

Compensation expense increased primarily due to annual pay increases and commission and incentive expense. Annual pay increases in 2020 were an average of 3.3%. Employee insurance decreased $308.3 thousand, or 26.5%, for 2020. Commission and incentive expense increased $956.9 thousand, or 89.5% as a result of increased loan activity.

The quarter-over-quarter increase in taxes and assessments was attributable to an increase in the FDIC assessment base and a $147.6 thousand credit for small banks, applied to the September 2019 assessments. State franchise tax decreased related to a refund of taxes paid in 2020.

The increase in software maintenance expense is due to contracts related to new services.

The decrease in other operating expense is primarily due to a decreases in travel and lodging expense of $222.9 thousand and education and training of $54.4 thousand. These decreases were partially offset by increases in loan origination expense of $129.4 thousand and communications expense of $19.9 thousand.

The efficiency ratio was 60.7% for the quarter ended September 30, 2020 compared to 63.8% for the quarter ended September 30, 2019. The change in the efficiency ratio is due to increases in both noninterest income and the increase in net interest income.

Civista’s effective income tax rate for the third quarter 2020 was 12.9% compared to 14.0% in 2019.

For the nine months ended September 30, 2020, noninterest expense totaled $53.7 million, an increase of $3.9 million, or 7.8%, compared to the same period in the prior year.

Noninterest expense
(unaudited - dollars in thousands)	Nine months ended September 30,
	2020	2019	$ change	% change
Compensation expense	$32,063	$29,059	$3,004	10.3%
Net occupancy and equipment	4,557	4,410	147	3.3%
Contracted data processing	1,340	1,301	39	3.0%
Taxes and assessments	1,925	1,695	230	13.6%
Professional services	2,289	2,151	138	6.4%
Amortization of intangible assets	686	710	(24)	-3.4%
ATM/Interchange expense	1,316	1,437	(121)	-8.4%
Marketing	1,056	1,111	(55)	-5.0%
Software maintenance expense	1,350	1,101	249	22.6%
Other	7,115	6,843	272	4.0%

Total noninterest expense	$53,697	$49,818	$3,879	7.8%

The increase in compensation expense was due to increased payroll and commission and incentive based costs, offset by a decrease in employee insurance costs. Annual pay increases in 2020 were an average of 3.3%. Commission expense increased $1.5 million, or 46.5% as a result of increased loan activity. Employee insurance decreased $235.3 thousand, or 5.8%, for 2020.

The increase in taxes and assessments was attributable to a $147.6 thousand FDIC assessment credit for small banks that was applied to the 2019 assessment charges.

The increase in software maintenance expense is due to contracts related to new services.

The increase in other operating expense is primarily due to increases in loan origination expense of $336.9 thousand. MSR valuation expense of $137.4 thousand, postage expense of $66.8 thousand and communications expense of $75.1 thousand. These increases were partially offset by a decrease in travel and lodging expense of $478.3 thousand.

The efficiency ratio was 61.1% for the nine months ended September 30, 2020 compared to 60.9% for the nine months ended September 30, 2019. The change in the efficiency ratio is due primarily to the increase in noninterest expense.

Civista’s effective income tax rate for the first nine months of 2020 was 12.5% compared to 15.3% in same period in 2019.

Balance Sheet

Total assets increased $508.4 million, or 22.0%, from December 31, 2019 to September 30, 2020, due primarily to a $332.0 million, or 19.4%, increase in the loan portfolio. Loans held for sale increased $11.0 million, or 480.1%, and cash increased $146.2 million, primarily related to the proceeds from PPP loans held on deposit.

End of period loan balances
(unaudited - dollars in thousands)
	September 30, 2020	December 31, 2019	$ Change	% Change
Commercial and Agriculture [1]	$435,285	$203,110	$232,175	114.3%
Commercial Real Estate:
Owner Occupied	261,235	245,606	15,629	6.4%
Non-owner Occupied	683,579	592,222	91,357	15.4%
Residential Real Estate	443,960	463,032	(19,072)	-4.1%
Real Estate Construction	167,560	155,825	11,735	7.5%
Farm Real Estate	35,232	34,114	1,118	3.3%
Consumer and Other	14,089	15,061	(972)	-6.5%

Total Loans	$2,040,940	$1,708,970	$331,970	19.4%

[1]	includes PPP loans

Loan growth during 2020 totaled $332.0 million, including $259.1 million of PPP loans. Otherwise, loan growth was led by increases of $107.0 million in Commercial Real Estate and $11.7 million in Real Estate Construction. The Commercial Real Estate growth continues to be aided by some successful real estate projects we kept on balance sheet by using longer term swaps that might otherwise have been refinanced on the commercial mortgage-backed securities market. Our construction portfolio continues to be vibrant, especially in the Metro markets. The decrease in Residential Real Estate continued as we successfully refinanced many on balance sheet mortgages and home equity loans into saleable mortgage products. All regions have contributed to the growth in the first nine months, aided by many new clients and prospects from our success in PPP originations.

Paycheck Protection Program

We began accepting applications for the PPP loans on April 3, 2020 and during the first nine months of 2020 processed over 2,300 loans totaling $259.1 million. SBA fees total approximately $9.9 million, which are being recognized in interest income over the life of the PPP loans. We borrowed $183.7 million from the Paycheck Protection Program Lending Facility (“PPPLF”).

“As we begin the forgiveness stage of the PPP loans, I am reminded of the difference we have made to our customers and their employees. We expect to see many of our customers begin the forgiveness process during the fourth quarter of 2020.” said Dennis G. Shaffer, President and CEO of Civista.

COVID-19 Loan Modifications

During 2020, Civista modified a total of 813 loans totaling $431.3 million, primarily consisting of the deferral of principal and/or interest payments. All of the loans modified were performing at December 31, 2019 and comply with the provisions of the CARES Act to not be considered a troubled debt restructuring. As of September 30, 2020, the loans that remain on a CARES Act modification total $52.2 million.

Details with respect to the loan modifications that remain on deferred status are as follows:

Loans currently modified under COVID-19 programs
(unaudited - dollars in thousands)
Type of Loan	Number of Loans	Balance	Percent of loans outstanding [1]
Commercial and Agriculture	12	$1,370	0.08%
Commercial Real Estate:
Owner Occupied	19	16,076	0.90%
Non-owner Occupied	14	27,720	1.56%
Real Estate Construction	2	7,020	0.39%

	47	$52,186	2.93%

[1]	excluding PPP loans

Total deposits increased $390.0 million, or 23.2%, from December 31, 2019 to September 30, 2020.

End of period deposit balances
(unaudited - dollars in thousands)
	September 30, 2020	December 31, 2019	$ Change	% Change
Noninterest-bearing demand	$660,120	$512,553	$147,567	28.8%
Interest-bearing demand	394,975	301,674	93,301	30.9%
Savings and money market	721,571	588,697	132,874	22.6%
Time deposits	292,103	275,840	16,263	5.9%

Total Deposits	$2,068,769	$1,678,764	$390,005	23.2%

The increase in noninterest-bearing demand of $147.6 million was primarily due to a $107.5 million increase in business demand deposit accounts and a $16.2 million increase in personal demand deposit accounts. Much of the increase in the business demand deposit accounts is due to PPP loan proceeds. Interest-bearing demand deposits increased, split nearly evenly between increases in public fund accounts non-public fund accounts. The increase in savings and money market was primarily due to an increases in money markets and brokered money market accounts.

FHLB advances totaled $125.0 million at September 30, 2020, a decrease of $101.5 million, or 44.8%, from December 31, 2019. The increase in deposits reduced the need for wholesale funding. The Company also borrowed $183.7 million from the PPPLF to help fund PPP loans.

Stock Repurchase Program

An important part of capital management are share repurchases. During the third quarter of 2020 Civista repurchased 107,000 shares for $1.3 million at a weighted average price of $12.15 per share. This is part of the $13.5 million repurchase authorization which was approved in April 2020. Earlier in 2020, Civista repurchased 672,000 shares for $11.4 million, at a weighted average price of $16.90 per share. In addition, Civista liquidated 3,808 shares held by employees, at $24.07 per share, to satisfy tax obligations stemming from vesting of restricted shares. Year to date, Civista has repurchased a total of 783,308 shares for $12.8 million, at a weighted average price of $16.29 per share.

Shareholder Equity

Total shareholders’ equity increased $11.9 million, or 3.6%, from December 31, 2019 to September 30, 2020 as a result of a $16.7 million increase in retained earnings and an increase in other comprehensive income of $7.5 million. These increases were partially offset by a $12.8 million decrease related to the repurchase of treasury shares.

Asset Quality

Civista recorded net recoveries of $8 thousand for the nine months of 2020 compared to net recoveries of $315 thousand for the same period of 2019. The allowance for loan losses to loans was 1.11% at September 30, 2020 and 0.86% at December 31, 2019. Without the PPP loans, the allowance ratio would have been 16 basis points higher, as the reserve percentage on these loans is very low compared to the remaining portfolio due to the SBA guaranteeing 100 percent of the balance.

Allowance for Loan Losses
(unaudited - dollars in thousands)
	Nine months ended September 30,
	2020	2019
Beginning of period	$14,767	$13,679
Charge-offs	(325)	(431)
Recoveries	333	746
Provision	7,862	150

End of period	$22,637	$14,144

Non-performing assets at September 30, 2020 were $7.7 million, a 15.2% decrease from December 31, 2019. The non-performing assets to assets ratio decreased to 0.27% from 0.39% at December 31, 2019. The allowance for loan losses to non-performing loans increased to 292.88% from 161.95% at December 31, 2019.

Non-performing Assets
(unaudited - dollars in thousands)	September 30,	December 31,
	2020	2019
Non-accrual loans	$5,736	$6,115
Troubled debt restructurings	1,993	3,004

Total non-performing loans	7,729	9,119
Other Real Estate Owned	—	—

Total non-performing assets	$7,729	$9,119

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the third quarter of 2020 at 1:00 p.m. ET on Friday, October 23, 2020. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. third quarter 2020 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.8 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest income	$24,558	24,023	$74,144	73,533
Interest expense	2,552	3,605	7,948	9,655

Net interest income	22,006	20,418	66,196	63,878
Provision for loan losses	2,250	150	7,862	150

Net interest income after provision	19,756	20,268	58,334	63,728
Noninterest income	6,786	5,429	20,516	16,816
Noninterest expense	17,727	16,731	53,697	49,818

Income before taxes	8,815	8,966	25,153	30,726
Income tax expense	1,133	1,258	3,134	4,688

Net income	7,682	7,708	22,019	26,038
Preferred stock dividends	—	162	—	490

Net income available to common shareholders	$7,682	$7,546	$22,019	$25,548
Dividends paid per common share	$0.11	$0.11	$0.33	$0.31
Earnings per common share,
basic	$0.48	$0.48	$1.36	$1.64
diluted	$0.48	$0.46	$1.36	$1.54
Average shares outstanding,
basic	16,045,544	15,577,371	16,201,898	15,604,410
diluted	16,045,544	16,849,887	16,201,898	16,891,286
Selected financial ratios:
Return on average assets (annualized)	1.08%	1.38%	1.08%	1.56%
Return on average equity (annualized)	9.01%	9.38%	8.80%	11.07%
Dividend payout ratio	22.98%	22.23%	24.28%	18.58%
Net interest margin (tax equivalent)	3.44%	4.12%	3.70%	4.35%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
	(unaudited)
Cash and due from financial institutions	$194,773	$48,535
Investment securities	366,691	359,690
Loans held for sale	13,256	2,285
Loans	2,040,940	1,708,970
Less: allowance for loan losses	(22,637)	(14,767)

Net loans	2,018,303	1,694,203
Other securities	20,537	20,280
Premises and equipment, net	22,958	22,871
Goodwill and other intangibles	84,896	85,156
Bank owned life insurance	45,732	44,999
Other assets	50,847	31,538

Total assets	$2,817,993	$2,309,557

Total deposits	$2,068,769	$1,678,764
Federal Home Loan Bank advances	125,000	226,500
Securities sold under agreements to repurchase	25,813	18,674
Other borrowings	183,695	—
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	43,234	26,066
Total shareholders’ equity	342,055	330,126

Total liabilities and shareholders’ equity	$2,817,993	$2,309,557

Shares outstanding at period end	15,945,479	16,687,542
Book value per share	$21.45	$19.78
Equity to asset ratio	12.14%	14.29%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.11%	0.86%
Non-performing assets to total assets	0.27%	0.39%
Allowance for loan losses to non-performing loans	292.88%	161.95%
Non-performing asset analysis
Nonaccrual loans	$5,736	$6,115
Troubled debt restructurings	1,993	3,004
Other real estate owned	—	—

Total	$7,729	$9,119

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Assets
Cash and due from banks	$194,773	$196,520	$256,023	$48,535	$62,219
Investment securities	366,691	369,181	366,689	359,690	356,439
Loans held for sale	13,256	18,523	7,632	2,285	8,983
Loans	2,040,940	2,022,965	1,743,125	1,708,970	1,648,640
Allowance for loan losses	(22,637)	(20,420)	(16,948)	(14,767)	(14,144)

Net Loans	2,018,303	2,002,545	1,726,177	1,694,203	1,634,496
Other securities	20,537	20,537	20,280	20,280	20,280
Premises and equipment, net	22,958	23,137	22,443	22,871	22,201
Goodwill and other intangibles	84,896	84,852	84,919	85,156	85,461
Bank owned life insurance	45,732	45,489	45,249	44,999	44,745
Other assets	50,847	51,369	46,444	31,538	34,241

Total Assets	$2,817,993	$2,812,153	$2,575,856	$2,309,557	$2,269,065

Liabilities
Total deposits	$2,068,769	$2,069,261	$1,991,939	$1,678,764	$1,632,621
Federal Home Loan Bank advances	125,000	125,000	142,000	226,500	236,100
Securities sold under agreement to repurchase	25,813	23,608	22,699	18,674	15,088
Other borrowings	183,695	183,695	—	—	—
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	43,234	44,549	61,624	26,066	26,566

Total liabilities	2,475,938	2,475,540	2,247,689	1,979,431	1,939,802

Shareholders’ Equity
Preferred shares, Series B	—	—	—	—	9,158
Common shares	276,940	276,841	276,546	276,422	267,559
Retained earnings	84,628	78,712	73,972	67,974	62,023
Treasury shares	(33,900)	(32,594)	(32,239)	(21,144)	(21,144)
Accumulated other comprehensive income	14,387	13,654	9,888	6,874	11,667

Total shareholders’ equity	342,055	336,613	328,167	330,126	329,263

Total Liabilities and Shareholders’ Equity	$2,817,993	$2,812,153	$2,575,856	$2,309,557	$2,269,065

Quarterly Average Balances
Assets:
Earning assets	$2,617,884	$2,528,006	$2,232,168	$2,070,175	$2,021,780
Securities	388,594	386,838	385,187	372,639	379,525
Loans	2,040,492	1,972,969	1,725,685	1,676,769	1,626,010
Liabilities and Shareholders’ Equity
Total deposits	$2,084,791	$2,108,227	$1,975,133	$1,661,452	$1,622,527
Interest-bearing deposits	1,401,318	1,317,336	1,175,593	1,160,499	1,139,632
Other interest-bearing liabilities	362,965	302,267	209,909	252,908	246,235
Total shareholders’ equity	339,278	330,524	332,602	329,634	326,103

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total interest and dividend income	$24,558	$24,584	$25,002	$24,521	$24,023
Total interest expense	2,552	2,509	2,887	3,299	3,605

Net interest income	22,006	22,075	22,115	21,222	20,418
Provision for loan losses	2,250	3,486	2,126	885	150
Noninterest income	6,786	6,854	6,876	5,627	5,429
Noninterest expense	17,727	18,114	17,856	17,128	16,731

Income before taxes	8,815	7,329	9,009	8,836	8,966
Income tax expense	1,133	825	1,176	995	1,258

Net income	7,682	6,504	7,833	7,841	7,708
Preferred stock dividends	—	—	—	157	162

Net income available to common shareholders	$7,682	$6,504	$7,833	$7,684	$7,546

Common shares dividend paid	$1,766	$1,764	$1,835	$1,702	$1,722

Per share data
Basic earnings per common share	$0.48	$0.41	$0.47	$0.49	$0.48
Diluted earnings per common share	0.48	0.41	0.47	0.47	0.46
Dividends paid per common share	0.11	0.11	0.11	0.11	0.11
Average common shares outstanding - basic	16,045,544	16,044,125	16,517,745	15,796,713	15,577,371
Average common shares outstanding - diluted	16,045,544	16,044,125	16,517,745	16,734,391	16,849,887

Asset quality
Allowance for loan losses, beginning of period	$20,420	$16,948	$14,767	$14,144	$13,786
Charge-offs	(185)	(116)	(24)	(345)	(36)
Recoveries	152	102	79	83	244
Provision	2,250	3,486	2,126	885	150

Allowance for loan losses, end of period	$22,637	$20,420	$16,948	$14,767	$14,144

Ratios
Allowance to total loans	1.11%	1.01%	0.97%	0.86%	0.86%
Allowance to nonperforming assets	292.88%	262.14%	197.97%	161.95%	149.91%
Allowance to nonperforming loans	292.88%	262.14%	197.97%	161.95%	149.91%

Nonperforming assets
Nonperforming loans	$7,729	$7,790	$8,561	$9,119	$9,435
Other real estate owned	—	—	—	—	—

Total nonperforming assets	$7,729	$7,790	$8,561	$9,119	$9,435

Capital and liquidity
Tier 1 leverage ratio	10.73%	10.43%	10.66%	12.35%	12.37%
Tier 1 risk-based capital ratio	14.73%	12.99%	14.33%	15.26%	15.50%
Total risk-based capital ratio	15.94%	13.97%	15.25%	16.10%	16.32%
Tangible common equity ratio (1)	9.47%	9.29%	9.82%	11.08%	10.81%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$342,055	$336,613	$328,167	$330,126	$329,263
Less: Preferred Equity	—	—	—	—	9,158
Less: Goodwill and intangible assets	82,907	83,135	83,363	83,595	83,829

Tangible common equity (Non-GAAP)	$259,148	$253,478	$244,804	$246,531	$236,276

Total Shares Outstanding	15,945,479	16,052,979	16,064,010	16,687,542	15,473,275

Tangible book value per share	$16.25	$15.79	$15.24	$14.77	$15.27

Tangible Assets
Total Assets - GAAP	$2,817,993	$2,812,153	$2,575,856	$2,309,557	$2,269,065
Less: Goodwill and intangible assets	82,907	83,135	83,363	83,595	83,829

Tangible assets (Non-GAAP)	$2,735,086	$2,729,018	$2,492,493	$2,225,962	$2,185,236

Tangible common equity to tangible assets	9.47%	9.29%	9.82%	11.08%	10.81%